UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a solicitation statement and an accompanying WHITE request card to be used to solicit requests from unitholders of San Juan Basin Royalty Trust (the “Trust”) to call a special meeting of unitholders to approve the removal of Compass Bank as trustee of the Trust and the nomination and appointment of Southwest Bank as successor trustee.

On September 8, 2016, the Southwest Bank Participants used the following presentation materials in a meeting with Institutional Shareholder Services.

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Solicitation of Requests to Call Special Meeting Of San Juan Basin Royalty Trust Unitholders to Replace Trustee September 8, 2016 Southwest Bank/Robert Lansford

Description The San Juan Basin Royalty Trust (the “Trust”) was established in November 1980 by a Trust Indenture (the “Trust Indenture”) between Southland Royalty Company and The Fort Worth National Bank. Pursuant to the Trust Indenture , Southland Royalty conveyed to the Trust a 75% net overriding royalty interest (equivalent to a net profits interest) carved out of Southland Royalty’s oil and gas leasehold and royalty interests in the San Juan Basin of northwestern New Mexico. This net overriding royalty interest (the “Royalty”) is the principal asset of the Trust. Under the Trust Indenture , Compass Bank (successor trustee) as Trustee, has the primary function of collecting monthly net proceeds (“Royalty Income”) attributable to the Royalty and making the monthly distributions to the unitholders after deducting administrative expenses and any amounts necessary for cash reserves. The Trust is a New York Stock Exchange - listed entity, with units trading under the symbol “SJT”. Southwest Bank/Robert Lansford

Trustee D uties ► Collect the Royalty Income, review and pay all expenses of the Trust and distribute remaining available income to the unitholders. ► Perform all administrative duties under the Trust Indenture including oversight of the operator’s gas marketing function, review of the operator’s capital expenditure plan, investment of funds pending distribution and the prosecution of claims. ► Prepare and file required reports with the Securities and Exchange Commission in a timely manner. ► Make required disclosures to the unitholders. ► Fulfill investor relations requests and answer questions pertaining to Trust activities. ► Distribute tax information to unitholders. ► Hire as needed, and coordinate ongoing activities of, the Trust’s consultants and advisors, including auditing of the operator's remittance of net proceeds to the Trust. ► Make fiduciary decisions including instigating or settling litigation. Southwest Bank/Robert Lansford

Solicitation of Requests ► The Trust does not have regular annual meetings, so the only way to have a forum to vet issues is to call a special meeting. ► Last unitholder meeting was in 2007 . ► Under the Trust I ndenture , unitholders have the right to call a special meeting with the support of the holders of 15% or more of the outstanding number of units. Southwest Bank/Robert Lansford

Continuity of Administration is Valuable ► We are not advocating for a change , but rather a preservation of the continuity of administration by the team that has successfully led the Trust since its inception . ► Southwest Bank has hired Lee Ann Anderson, the administrator who had primary responsibility for administration of the Trust for 30 years. Robert Lansford, currently an officer with Southwest Bank, was a manager in the trust department of The Fort Worth National Bank, the original trustee of the Trust . ► Our proposal would reunite Lee Ann Anderson with the team of external advisors she built over the years, including in particular the trial team currently representing the Trust in litigation with the operator. ► Due to the size of Southwest Bank’s royalty trust management group and commitment to the business, the Trust will be continuously administered by a team which is cross - trained and experienced in this unique type of trust administration for the life of the Trust should Ms. Anderson retire or depart from Southwest Bank . Southwest Bank/Robert Lansford

Royalty Trusts are a Core Business for Southwest Bank ► Southwest Bank has made the commitment to the administration of royalty trusts as part of its core business and is providing the resources and management leadership that are required by that commitment. ► Southwest Bank’s royalty trust management group, led by Ron Hooper, includes 9 people with collectively 160 years of experience in administration of royalty trusts. ► Southwest Bank is currently the trustee for 7 royalty trusts in the energy sector and is the disbursing agent for another royalty trust in the energy sector . ► Southwest Bank’s depth of staff is valuable and will serve the best interest of the unitholders . ► Trust administration of personal trusts and estates is very different from the type of unique administration required by publicly traded royalty trust entities. ► The Trust is the ONLY royalty trust for which Compass Bank serves as trustee . ► Current trust officer of the Trust has no prior experience in administration of royalty trusts or publicly traded entities. Southwest Bank/Robert Lansford

Increased Potential for Conflicts of Interest for BBVA Compass ► Southwest Bank is a qualified independent bank based in Fort Worth, Texas, with much less potential for conflict of interest than a large global bank based in Madrid, Spain . Southwest Bank/Robert Lansford

Pending ConocoPhillips Litigation ► Litigation between the Trust and the operator of the properties, ConocoPhillips, is pending and in the coming months important decisions will need to be made . ► Ms. Anderson was involved in the litigation process on an almost daily basis before October 2015 and in May 2016 (after her departure from Compass Bank) gave a deposition in the pending litigation to provide information about the Trust’s historical operations. ► Many of the lawsuit issues go back over a ten - to twenty - year period during which time neither the current Trust administrator nor anyone remaining at Compass Bank was involved or has the knowledge or history of the Trust and its relationship with the operator or the compliance audit process which came out of the 1992 Trust litigation led by Ms. Anderson. ► Southwest Bank would not change the team of lawyers or experts currently working on the litigation. In fact, Ms. Anderson chose the team after having either worked with them successfully on previous projects or based on recommendations for this specific type of litigation and her personal knowledge of the firm and individual litigators. Southwest Bank also is very familiar with the law firm and is confident in their abilities. ► Ms. Anderson’s long experience with the Trust and institutional knowledge of the Trust, its relations with the operator and the gas production, processing, transportation and marketing of natural gas in the San Juan Basin would once again be available for the prosecution of the litigation and administration of the Trust going forward. Southwest Bank/Robert Lansford

Costs ► Trustee fees are defined by the Trust Indenture so there would not be significant differences. However, for a similar fee amount, unitholders would have the benefit of 30 more years of experience with the Trust plus 130 more years of knowledge and experience of the royalty t rust m anagement g roup already in place at Southwest Bank. ► Ms. Anderson has knowledge of historical expenses and administration costs, and these would be monitored by individuals who know what is appropriate and necessary. ► Southwest Bank anticipates that it can recognize efficiencies and advantages in best practices from the collaboration of Southwest Bank trust administrators in the administration of the Trust and the Permian Basin Royalty Trust, and it can leverage its experience in working with the operator of both trusts, ConocoPhillips. Southwest Bank/Robert Lansford

Disclaimer ► In connection with their solicitation of proxies, Southwest Bank and Robert Lansford (the “Southwest Bank Participants”) have filed a definitive proxy statement with the U . S . Securities and Exchange Commission with respect to the solicitation of proxies to call the special meeting of unitholders of the Trust (the “Special Meeting Proxy Statement”) . INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE SPECIAL MEETING PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE REQUEST CARD AND ANY OTHER DOCUMENTS THAT THE SOUTHWEST BANK PARTICIPANTS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROXY SOLICITATION . Investors and security holders may obtain free copies of the Special Meeting Proxy Statement and, when they are available, all other related documents filed with the SEC at the SEC’s web site at www . sec . gov . ► Each of Southwest Bank and Robert Lansford are participants in the solicitation of proxies in connection with the request to call the special meeting of unitholders of the Trust . Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive proxy statement filed with the SEC . Southwest Bank/Robert Lansford